Exhibit 10.20

EXCLUSIVE LICENSE AGREEMENT

This Agreement is entered into as of the 2 day of Sep, 2004 (“Effective Date”) by and between Spinal LLC (hereafter “SPINAL”), a Florida Limited Liability Company with its principal place of business located at 1517 Coining Drive, Toledo, Ohio, 43612, and K2M, LLC. (hereafter “K2M”), a Delaware Limited Liability Company, with its principal place of business located at 751 Miller Road Lccsburg, VA 20175.

WHEREAS, SPINAL is the owner of certain inventory, and Trademarks, Patents, patent applications, technology, and related Know-How pertaining to spinal fixation devices;

WHEREAS, K2M wishes to obtain the inventory and an exclusive license to the Licensed Technology; and

WHEREAS, SPINAL desires to grant K2M an exclusive license and certain other rights to the Inventory, and Licensed Technology;

WHEREAS SPINAL owns certain inventories of product using the Licensed Technology and wishes to transfer ownership of said inventories to K2M

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the following definitions apply:

1.1 “Affiliate” means an entity that controls, is controlled by, or is under common control with a Party or its Permitted Successor. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of a majority of the voting power of such entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, such entity shall be deemed an Affiliate only so long as such control continues.

1.2 “Calendar Quarter” means one of the four periods of three consecutive calendar months that together constitute a calendar year, namely the three month period beginning April, July, October, and January.

1.3 “Commercialization of a Royalty Bearing Device” means the spinal fixation Device is being commercially sold or offered for sale in the Territory following regulatory approval for that Territory.

1.4 “Confidential Information” means any information in written, graphic, electronic or other tangible form, which is designated as confidential at the time of disclosure, identified and/or labeled as “Confidential” or “Proprietary” information or similar designation of the disclosing Party, and any information in oral, audible, visual, or other non-tangible form unless one or more of the exceptions to the restrictions on use and disclosure specified in Article 12 applies.

1.5 “K2M” means K2 Medical, LLC and any and all Affiliates and Permitted Successors of K2M, LLC.

1.6 “Field of Use” means spine fixation devices to treat diseases of or injuries to the spine.

1.7 “Improvements” means all improvements, changes, modifications, revisions, new generations or models of the Licensed Technology which may be developed, created or acquired by SPINAL during the term of this Agreement, whether or not patentable, which are necessary or useful to the development, manufacture or commercialization of a Royalty Bearing Device.

1.8 “Inventory” means SPINAL’s inventories of the Royalty Bearing Device(s), including but not limited to the finished goods, instrument sets and samples which are set forth in the attached Exhibit C (the “Inventory”);

1.9 “Know-How” means all information and inventions or discoveries, whether or not patentable, including Confidential Information, formulas, designs, data, processes, prototypes, or specifications, that relate to the Licensed Technology and are owned, possessed, licensed, or otherwise controlled by SPINAL.

1.10 “Licensee” means K2M.

1.11 “Licensor” means SPINAL.

1.12 “Mark” shall mean the trademarks in block letter form and any United States or other national or regional registration therefore listed on Exhibit B attached hereto, which Exhibit B may be amended from time to time as mutually agreed upon by the Parties or as required by law or regulation.

1.13 “Net Sales” means the total invoice price payable to K2M for any sale of a Royalty Bearing Device, less the following items: (i) returns and allowances; (ii) freight; (iii) sale and use taxes; (iv) import or export taxes; or (v) reasonable third party commissions paid in connection with a sale. If any Royalty Bearing Device is sold by K2M through a sales organization which is directly or indirectly controlling, controlled by, or under direct or indirect common control of K2M (as such terms are used to describe an affiliate under United States Securities and Exchange Commission Rule 17 CFR 240.12b-2, the amount used for the purpose of calculating the Net Sales shall be the total invoice price payable to such sales organization for any sale of a Royalty Bearing Device, less the following items: (i) returns and allowances; (ii) freight; (iii) sale and use taxes; (iv) import or export taxes; or (v) reasonable third party commissions paid in connection with a sale. Royalty Bearing Devices shall be deemed “sold” when invoiced with the exception of shipment of Royalty Bearing Devices to be sold on consignment, which shall be deemed sold only upon actual transfer of title of such Royalty Bearing Devices. For purposes of this Agreement, a “sale” shall include a sale or other transfer of title of Royally Bearing Device(s), and the purchase price or other payments from the sale or other transfer of Royalty Bearing Device(s) shall be deemed fully received by K2M immediately upon the execution of or entry into a sale regardless of the term or manner of the transaction.

1.14 “Party” means K2M or SPINAL; “Parties” means K2M and SPINAL.

1.15 “Patents and Patent Applications” means all patents and patent applications assigned to, issued to, owned by, licensed to or capable of being licensed by SPINAL relating to the Licensed Technology, and the patents and patent applications identified in Exhibit A, as well as all continuations, continuations-in-part, and divisional applications, and all patents issuing therefrom, together with all reissues, re-examinations, requests for continued examination, and extensions, and all corresponding foreign patent applications and patents based thereon in any and all countries in the Territory.

1.16 “Permitted Successor” shall mean any individual, corporation, partnership, joint venture, association, trust, or any other entity or organization of any kind or character that assumes the obligations of a party under this Agreement as permitted according to the terms of this Agreement.

1.17 “SPINAL” means Spinal LLC and any and all Affiliates or Permitted Successors of Spinal LLC.

1.18 “ Royalty Bearing Device” means any product manufactured by or for K2M that includes the Licensed Technology, is covered by at least one Valid Claim of a patent issued or issuing from any of the Patents and Patent Applications, and is listed on Exhibit A. Notwithstanding the foregoing, devices or components of systems, which are in the public domain arc not Royalty Bearing Devices.

1.19 “Licensed Technology” means the spinal fixation systems owned, possessed, licensed to, capable of being licensed to or otherwise controlled by SPINAL and all related technology instruments, methods, Know-How and Trademarks related to low profile spinal fixation systems.

1.20 “Territory” means all countries of the world.

1.21 “Valid Claim” means any claim in an issued, unexpired patent which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction, in a decision that is unappealable or unappealed, within the time allowed for appeal, and which has not been irrevocably abandoned or admitted to be invalid or unenforceable through reissue or disclaimer. If there should be two or more such decisions conflicting with respect to the validity of the same claims, the decision of the higher or highest tribunal shall thereafter control. However, should the tribunals be of equal rank, then the decision or decisions upholding the claims will prevail when the conflicting decisions are equal in number, and the majority of decisions will prevail when conflicting decisions are unequal in number.

2. GRANT OF LICENSE

2.1 Grant.

2.1.1 License of Patents and Technology. SPINAL hereby grants an exclusive license, including the right to grant sublicenses, to make, have made, use, import, export, offer to sell, sell or otherwise dispose of products based on the Licensed Technology, Improvements thereto, or the subject matter shown, described or claimed in the Patents and Patent Applications for the Term of this Agreement and subject to the terms and conditions of this Agreement, but for no other purpose, use and with respect to no other product(s).

2.1.2 License of Marks and Know-How. Subject to the terms and conditions of this Agreement, SPINAL hereby grants to K2M an exclusive, royalty-free license, including the right to grant sublicenses, within the Field of Use and during the Term of this Agreement to reproduce, display, broadcast, publish and otherwise use the Mark(s) and to utilize the Know-How in connection with Royalty Bearing Device(s) by K2M throughout the Territory. K2M shall disclose the names, addresses and contact information for all sublicensees to SPINAL. All sublicenses granted by K2M shall include provisions granting SPINAL the right to inspect all sublicensees’ books and records relating to the sublicensed Royalty Bearing Device(s). Each such sublicense provision shall include inspection cost reimbursement provisions consistent with Section 3.5 herein below.

2.1.3 SPINAL and K2M shall execute license documents in such other form or forms not inconsistent with this Agreement in any country where such is required to conform with the patent laws of any such country in respect of the Patents, and such licenses shall be subject to all the terms and conditions of this Agreement.

2.2 Release. While this Agreement is in effect or while K2M is disposing of Royalty Bearing Device(s) pursuant to Section 11.4 of this Agreement, the grants made in this section fully release K2M, and any and all manufacturers, suppliers, distributors, sellers, purchasers, or users of a Royalty Bearing Device(s) for or from K2M, from any and all claims within the Field of Use involving the Patents, Know-How, and the Marks, including claims for patent and trademark infringement, and product liability claims stemming from sales of Royalty Bearing Devices made prior to the effective date of this Agreement.

2.3 Documents to Effect Grant of Rights. The parties shall execute any documents required to validate or give effect to the grant in Article 2 of this Agreement in any country in the Territory.

2.4 Rights Outside Field of Use. This Agreement is not to be construed as a license to make, have made, use, import, export, offer to sell, sell or otherwise dispose of products covered by the Patents within the Territory but outside the Field of Use nor shall anything contained herein constitute any assignment of Licensed Technology.

3. COMPENSATION - LICENSE FEES, ROYALTIES AND MILESTONES

3.1 Compensation - License Fees:

(A)	As consideration for the license granted herein, SPINAL shall be paid a license fee and royalties pursuant to the following payment terms, schedule and milestones:

i.	K2M has paid SPINAL $100,000.00 cash, the receipt and sufficiency of which SPINAL hereby acknowledged, with the signed Letter of Intent sheet, on or about August 4, 2004.

ii.	K2M shall have paid an additional $100,000.00 cash upon execution of this Agreement.

iii.	K2M shall pay to SPINAL an additional monthly license fee (“Monthly License Fee”) of $20,000.00 for 24 consecutive months, commencing with the second month subsequent to payment by K2M to SPINAL of the payment pursuant Section 3.1(B) after completion of all Due Diligence Milestones. Thereafter, the Monthly License Fee shall be due on the first day of each calendar month during the period that Monthly License Fees are Payable.

(B)	Upon conclusion of the Due Diligence Period, if K2M has not terminated this Agreement pursuant to Section 9, K2M shall pay SPINAL an additional $1,800,000.00 as follows:

(i)	$800,000.00 in cash upon the conclusion of the Due Diligence Period.

(ii)	$1,000,000.00 to be paid to SPINAL by means of a six percent (6%) License Fee payable on Net Sales for so long as and until the six percent (6%) License Fee paid to SPINAL cumulatively totals $1,000,000.00.

(iii)	$250,000.00 upon receipt of U.S. Food and Drug Administration Approval of a 510(k) application for the Royalty Bearing Device shown in U.S. Patent Application Number 11/701,349, payable to SPINAL by means of an extension of the six percent (6%) License Fee until the cumulative total six percent (6%) License Fee paid to SPINAL totals $ 1,250,000.

(iv)	$250,000.00 for issuance of a U.S. Patent based on U.S. Patent Application Serial Number 11/701,349, payable to SPINAL by means of an extension of the six percent (6%) License Fee until the cumulative total six percent (6%) License Fee paid to SPINAL totals $1,500,000.

Payments pursuant to this Section 3.1 are License Fees in addition to and shall not be credited toward Royalties or Minimum Annual Royalties as defined in Sections 3.2 and 3.3 below.

3.2 Royalties

(a)	K2M shall pay SPINAL a Royalty in the amount of 6% of the Net Sales of Royalty Bearing Devices. The 6% Royalty shall be payable quarterly in arrears within forty five (45) days of the close of each calendar quarter for which such Royalty is due.

3.3 Minimum Annual Royalties: K2M agrees to pay SPINAL the following Minimum Annual Royalties which shall be payable in equal quarterly installments in accordance with Section 3.4, below:

For the calendar years:

2006 - $300,000.00 Minimum Annual Royalty

2007 - $350,000.00 Minimum Annual Royalty

2008 through the expiration of this Agreement - $400,000.00

3.4 Minimum Annual Royalties Payment Policy

Minimum Annual Royalties payable to SPINAL by K2M pursuant to Sections 3.3 above shall be payable in quarterly installments as follows:

For the calendar years:

2006 - $75,000.00 per Calendar Quarter

2007 - $87,500.00 per Calendar Quarter

2008 through the expiration of this Agreement - $ 100,000.00 per Calendar Quarter

If the six percent (6%) Royalty on K2M’s actual Net Sales paid by K2M to SPINAL pursuant to Section 3.2 (a), above, in any Calendar Quarter of any year for which Minimum Annual Royalties Apply does not equal or exceed the applicable quarterly installment of the Minimum Annual Royalties for such Calendar Quarter as set forth in Sections 3.3 and 3.4 hereof, then together with remittance of the payment to SPINAL of the six percent (6%) Royalty pursuant to Section 3.2 (a), above, K2M shall pay such additional funds to SPINAL (“Makeup Royalties”) as required to satisfy the then applicable quarterly installment of the Minimum Annual Royalty. Any Makeup Royalties may be offset in any subsequent Calendar Quarter quarter-year in which the six (6%) percent Royalty of K2M’s actual Net Sales pursuant to Section 3.2(a) exceeds the then applicable payment of Minimum Annual Royalties or any quarterly installment thereof.

The payment of Royalties pursuant to Sections 3.2, 3.3 and 3.4 as due and payable from K2M to SPINAL, shall be deemed Royalty payments which are payable to SPINAL in addition to and without regard to the License Fees set forth in Section 3.1 above.

3.5 Records of Royalties K2M shall maintain sufficient and accurate books and records with respect to the Royalty Bearing Devices such that the payments due and payable set forth herein, can be easily ascertained. Such books and records shall be maintained at K2M’s principal place of business and, such portions as are relevant to the subject matter of this Agreement shall be available for inspection by SPINAL or its representatives during the normal business day upon not less than ten (10) days prior written notice, provided that SPINAL or its representatives agree to protect any confidential information of K2M and not unduly interfere with K2M’s business. In the event that such inspection reveals that the amount of payments paid to SPINAL was in error by more than ten percent (10%), K2M shall pay the costs of the inspection.

3.6 In the event a court directed preliminary injunction or other judicial or regulatory action requires sales of Royalty Bearing Devices to be held in abeyance all royalty payments will be likewise held in abeyance.

4. DUE DILIGENCE

4.1 Due Diligence Period. K2M shall have one-hundred-eighty (180) days from the date of execution of this Agreement, subject to the completion of the steps listed to conduct all appropriate and necessary due diligence (the “Due Diligence Period”).

4.2 Due Diligence Obligations:

(a)	SPINAL shall demonstrate to K2M’s satisfaction as a precedent to K2M’s obligations to complete Due Diligence, the following:

(i)	SPINAL shall finalize the design for, and manufacture test quantities of the Implant (as generally defined on Exhibit D) for the testing described in Section 4.2(b)(i).

(ii)	SPINAL shall produce, test, and demonstrate a working prototype of screw locking and unlocking instruments.

(iii)	SPINAL shall prove to K2M’s satisfaction its ownership of all intellectual property and inventories subject of this Agreement.

(b)	K2M shall be satisfied based on K2M’s own work that:

(i)	The products provided by Spinal meet static compression bending and static torsion testing and all additional testing required by ASTM F 1717, as described in Exhibit E.

(ii)	All intellectual property including ownership matters are satisfactory.

(iii)	K2M’s scientific advisory board is satisfied with its evaluation of the final implant and instrument.

(c) In the event K2M is, in good faith, not satisfied as to the results of the Due Diligence, K2M may terminate this Agreement pursuant to Section 9. and SPINAL shall retain the initial $100,000.00 paid by K2M to SPINAL as consideration for the “stand-still” agreement included in the Letter of Intent dated August 3, 2004. In the event that SPINAL fails to timely complete its obligations as listed in 4.2(a), then K2M may extend the Due Diligence Period until SPINAL satisfies said obligations, or for a period of up to an additional 180 days, whichever expires first. Notwithstanding the foregoing, in the event SPINAL is unable to obtain ownership to the intellectual property described in Exhibit A, K2M may recover all monies paid by K2M to SPINAL to that date.

(d) Upon satisfaction of the Due Diligence Milestones, SPINAL shall transfer the existing Inventory of Royalty Bearing Devices, (as set forth in the attached Schedule C), and all supporting documentation and regulatory approvals.

5. PROSECUTION AND MAINTENANCE

5.1 Notwithstanding any other provisions of this Agreement, SPINAL and K2M agree not to abandon any pending patent application, any Patent, or the maintenance of any Patent related to the Licensed Technology without a minimum of sixty (60) days prior written notice to the other Party.

5.2 SPINAL will prosecute pending United States patent applications included within the Patents and Patent Applications. SPINAL shall pay all of the reasonable expenses of filing and prosecuting said United States patent applications. K2M shall assume the maintenance of Patent registrations and any future United States patent registrations in connection with the Licensed Technology in the Field of Use. SPINAL agrees to routinely advise K2M regarding the status of said United States patent applications. K2M agrees to routinely advise SPINAL regarding the status of all maintenance of said patent registrations, including payment of maintenance fees renewals. K2M shall provide copies of all correspondence to and from the responsible foreign examining authority for all Patents and Patent Applications.

5.3 K2M may prosecute and maintain foreign patents based upon the licensed subject matter, at K2M’s sole discretion and expense. K2M shall routinely advise SPINAL regarding the status of the foreign patent applications, patent registrations, and payment of annuities thereon.

5.4 In the event that a Party provides notice to the other Party that it will not continue to prosecute, maintain or pay costs for any Patent, or any pending United States or foreign patent applications as described in this Article 5, the other party may assume prosecution and maintenance of same and the noticing party shall cooperate and assist the other party in its efforts.

6. PROTECTION AND ENFORCEMENT

6.1 Protection Notice. Each of the parties shall promptly notify the other in writing if it (i) receives any notice or becomes aware of any information that in any way adversely affects the other Party’s rights under this Agreement, or (ii) becomes aware of any actual or suspected infringement, misappropriation, or misuse by a third party of the Licensed Technology in the Field of Use.

6.2 Enforcing Patents, Know-How. K2M shall have the right, in its sole discretion, to take action at its own expense against any actual or suspected infringement, misappropriation, or misuse by a third party of Licensed Technology Patents or Know-How within the Field of Use. SPINAL shall provide any materials, cooperation and assistance as may be reasonably required to assist K2M in connection with any enforcement action. SPINAL may participate in such suit at its own expense as represented by counsel of its own choice. SPINAL shall have the right, in its sole discretion, to take action at its own expense against any actual or suspected infringement, misappropriation, or misuse by a third party of Licensed Technology outside the Field of Use. K2M may provide any materials, cooperation and assistance as may be reasonably required to assist SPINAL in connection with any enforcement action. K2M may participate in such suit at its own expense as represented by counsel of its own choice.

6.2.1 In the case where any action is taken by K2M as to any infringement, misappropriation, or misuse within the Field of Use, any recovery of damages in, or sums in settlement of, such action(s) (suits, mediation, arbitration, and other dispute resolution processes) shall be split between the Parties after accounting for each party’s fees and expenses with seventy-five percent (75%) going to K2M and the remaining twenty-five (25%) going to SPINAL. In the case where any action is taken by SPINAL as to any infringement, misappropriation, or misuse outside the Field of Use, any recovery of damages in, or sums in settlement of, such action(s) (suits, mediation, arbitration, and other dispute resolution processes) shall be split between the Parties after accounting for each party’s fees and expenses with seventy-five percent (75%) going to SPINAL and the remaining twenty-five (25%) going to K2M.

7. TRADEMARKS

7.1 Use and Ownership.

7.1.1 K2M may use any licensed Mark only in the form and manner with appropriate legends as prescribed from time to time by SPINAL. K2M agrees it will not alter or modify, any Mark.

7.1.2 Subject to SPINAL’s representations and warranties as set forth in Section 8, K2M acknowledges and agrees that SPINAL is the owner of all rights in and to any Mark and that K2M will not during the Term of this Agreement use any Mark or any element thereof in any form and for any goods or services or challenge the use or registration thereof except as permitted under this Agreement without the prior written permission of SPINAL.

7.1.3 Subject to SPINAL’s representations and warranties as set forth in Section 8, K2M recognizes the goodwill associated with any Mark and acknowledges that said goodwill belongs exclusively to SPINAL and that any use of any Mark by K2M during the term of this Agreement will inure solely to the benefit of SPINAL, and K2M hereby assigns any such goodwill in its entirety to SPINAL.

7.1.4 Notwithstanding the foregoing, K2M shall not be obligated to use any Mark in connection with the manufacture, use or sale of any product. K2M shall be solely responsible for and shall have control in its sole discretion of all decisions relating to the marketing, sale, promotion and distribution of any Royalty Bearing Products developed utilizing Licensed Technology.

8. WARRANTIES AND REPRESENTATIONS

8.1 SPINAL Representations and Warranties. SPINAL hereby represents, warrants and covenants to K2M as follows:

8.1.1 Spinal, LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida.

8.1.2 SPINAL has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

8.1.3 SPINAL has full and complete legal right, title and interest in and to the Patents, and Patent Applications, Licensed Technology, Know-How and Marks.

8.1.4 No other person or entity has any proprietary interest in the Licensed Technology, Know-How or Marks.

8.1.5 SPINAL has the power and authority to grant the rights and licenses granted to K2M in this Agreement without the consent of any other entity.

8.1.6 There are no outstanding assignments, grants, licenses, contracts or encumbrances that are inconsistent or conflict with the obligations undertaken and rights and licenses granted in this Agreement.

8.1.7 Except as otherwise expressly provided by this Agreement, SPINAL will not, during the term of this Agreement, enter into or agree to enter into any agreements with any person or entity other than K2M granting rights to the Patents, and Patent Applications, Licensed Technology, Know-How or Marks without K2M’s prior written consent.

8.1.8 SPINAL nor any of its principals, legal and professional advisors, is aware, having done reasonable review, of no legal claim by a third party, including any claim for infringement or misappropriation of intellectual property rights, that may arise as a result of K2M’s exercise of the rights and licenses granted in this Agreement, including the manufacture, use, importation, exportation, offering to sell, sale or other activities involving Royalty Bearing Device(s) or Licensed Technology.

8.1.9 No claim by any third party contesting the validity, enforceability, use or ownership of any of the Patents and Patent Applications or Licensed Technology has been made, is currently outstanding or is threatened, and there are no grounds for the same. SPINAL has disclosed to K2M all prior art, search results, or other information known to SPINAL that may be relevant to the patentability/validity of any claim in any of the Patents.

8.1.10 There are no pending or threatened claims, disputes, litigation or proceedings challenging SPINAL’s rights, title or interest in, or the use of, the Patents, and Patent Applications, Know-How, Marks, Royalty Bearing Device(s), or Licensed Technology.

8.2 K2M Representations and Warranties. K2M hereby represents and warrants to SPINAL as follows:

8.2.1 K2 Medical, LLC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

8.2.2 K2M has the corporate power and authority to execute and deliver this Agreement, and perform its obligations under this Agreement.

8.2.3 K2M shall be responsible for and will use commercially reasonable efforts regarding the marketing, sales, and distribution of any Royalty Bearing Device(s) developed utilizing the Patents or Technology. Any manufacture of Royalty Bearing Device(s) by K2M, its vendor(s), suppliers agents or contractors, shall comply with and conform to all applicable specifications required by any regulatory approval.

8.2.4 Subject to SPINAL’s being in full compliance with its obligations, K2M shall timely make all payments to SPINAL required by this Agreement.

8.2.5 All design, development, validation, testing and production of Royalty Bearing Device(s) shall be performed in compliance with all applicable regulations established by the United States Food and Drug Administration (“FDA”), or any other governmental or regulatory authority having jurisdiction over any particular activity or Royalty Bearing Device.

8.2.6 To the extent, if any, permitted under this Agreement or any subsequent agreement between the parties, any manufacture of Royalty Bearing Device(s) by K2M, its vendor(s), agents or contractors, shall comply with and conform to all applicable specifications required by any applicable regulatory laws.

9. AGREEMENT CONTINGENT UPON PROOF OF OWNERSHIP.

9.1 Execution, delivery, and enforcement of this Agreement are contingent upon the SPINAL providing proof of ownership of Licensed Technology and Patents and Patent Applications subject of this Agreement to the satisfaction of K2M.

10. TERM AND TERMINATION

10.1 Term. This Agreement shall be effective on the Effective Date and shall remain in effect for the life of the last issued Patent, unless sooner terminated according to the terms set forth in this Agreement. Notwithstanding the previous sentence, Sections 7.1.3 and 9.6.1 ??and Articles 8, 11 and 13 shall survive termination of this Agreement.

10.2 Termination for Breach. In the event that a Party (the “Aggrieved Party”) believes that the other Party (the “Breaching Party”) is in breach of any provision or term of this Agreement, including breach by K2M for failure to make timely payments, the Aggrieved Party shall give the Breaching Party written notice of breach specifying in reasonable detail the nature and extent of the breach. For thirty (30) days following receipt of written notice from the Aggrieved Party, the Breaching Party shall have an opportunity to cure the alleged breach. If, thirty (30) days following receipt of written notice, the Breaching Party maintains that no breach has occurred or that the breach has been cured, and the Aggrieved Party disputes the position of the Breaching Party, either Party may invoke the process for resolving disputes under Article 13 of this Agreement. The Aggrieved Party may terminate the Agreement only if: (i) thirty (30) days have passed since the Breaching Party received the written notice and there is no disagreement among the Parties that the Breaching Party breached the Agreement and did not cure the breach within thirty (30) days of receiving written notice; or (ii) the dispute resolution process results in an arbitration decision finding that the Breaching Party breached the Agreement and did not cure the breach within thirty (30) days.

10.3 Termination for Cause. Either Party may terminate this Agreement immediately by giving written notice to the other Party if the other Party: (i) declares bankruptcy, or institutes bankruptcy, insolvency or other proceedings for the settlement of the Party’s debts; (ii) has insolvency, bankruptcy, or receivership proceedings, or any other proceedings for the settlement of the Party’s debts, filed against it and the proceedings are not dismissed within 120 days; (iii) is appointed a receiver by a court of competent jurisdiction and the receiver is not discharged within 30 days; (iv) makes an assignment for the benefit of creditors; (v) is the subject of a levy of execution that involves substantially all of the Party’s assets; or (vi) upon the other Party’s dissolution or ceasing to do business. K2M may terminate this agreement immediately by giving written notice to SPINAL of a third-party claim made that Royalty Bearing Devices made or sold by K2M infringe a third-party patent or other third-party rights. K2M may terminate this agreement immediately by giving written notice to SPINAL that K2M has become aware of third-party intellectual property that negatively affects K2M’s ability to practice the Licensed Technology, or negatively affects K2M’s ability to protect the Licensed Technology.

10.4 Fee Obligation. Notwithstanding termination of this Agreement pursuant to any of Sections 10.1- 10.3, K2M shall be responsible for all fee payments due under Article 3 of this Agreement until the date the termination takes effect. SPINAL shall retain all payments made by K2M prior to termination pursuant to Sections 10.1-10.3. After receipt of termination notification, K2M is not obligated to make any additional payments except K2M shall have one year to dispose of any Royalty Bearing Device it currently has in inventory or on order as of the date of termination, and shall pay royalty fee payments as defined in Sections 3.2(a) for all of said Royalty Bearing Devices disposed of after the termination. However, no royalty payments or any other payments shall be owed to SPINAL if termination of this Agreement occurs for breach of the Agreement by SPINAL.

10.5 Rights after Termination. If termination of this Agreement occurs for breach of the Agreement by SPINAL, the rights and licenses granted from SPINAL to K2M shall not be revoked and shall continue to be held by K2M after termination of the Agreement. If termination of this Agreement occurs and termination is not because of a breach by SPINAL, all rights and licenses granted by SPINAL to K2M shall be revoked subject however to the provisions of Section 10.4. If termination of this Agreement occurs for any reason other than a breach of the Agreement by SPINAL, SPINAL may purchase clinical data and approvals from K2M.

10.6 Other Termination Obligations. Upon termination or expiration of this Agreement for any reason:

10.6.1 unless otherwise agreed, the receiving Party’s right to use and disclose Confidential Information under this Agreement shall terminate. Each Party shall, within thirty (30) days after termination or expiration, return all Confidential Information of the other Party, including all electronic records and files or other information that may be used by or with the aid of a machine. Each Party may keep a copy of the Confidential Information for their legal files; and

10.6.2 except as otherwise provided in this Agreement, neither Party shall have any further obligations under this Agreement.

10.7 K2M Right to Terminate During Due Diligence. Upon completion of Due Diligence as contemplated in Section 4, K2M may terminate this Agreement at any time during the immediately subsequent thirty (30) day period as follows:

10.7.1 If K2M is not satisfied with respect to the Due Diligence concerning the ownership of the intellectual property and inventory subject of this Agreement by SPINAL, K2M may terminate this Agreement and SPINAL shall promptly return to K2M all payments made to SPINAL prior to such termination.

10.7.2 If K2M is not satisfied with Due Diligence in any respect other than the ownership of K2M may terminate this Agreement, and SPINAL shall be entitled to keep for its sole benefit any payments made by K2M to SPINAL prior to such termination.

10.8 K2M may terminate this Agreement at any time upon thirty (30) days notice to SPINAL, provided that SPINAL shall be entitled to keep any payments made by K2M to SPINAL prior to such termination, if such termination is not due to breach of this Agreement by SPINAL shall recover all rights of granted under this Agreement.

11. CONFIDENTIALITY

11.1 Use and Disclosure of Confidential Information. Pursuant to this Agreement, each Party may disclose to the other Confidential Information. Each Party agrees:

11.1.1 That it will not disclose the Confidential Information acquired from the other Party in whole or in part to any third party, and that it will not use any Confidential Information of the other Party except for purposes of this Agreement;

11.1.2 Not to disclose any Confidential Information except in connection with the exercise of rights granted by this Agreement to those employees or consultants of the recipient Party who have agreed in writing, under the recipient Party’s own blanket or specific agreement form, to protect and preserve the confidentiality of such information;

11.1.3 Without affecting the generality of the foregoing subparagraphs, to exercise no less care to safeguard the Confidential Information acquired than the Party exercises in safeguarding its own confidential or proprietary information; provided that in no event will less than reasonable care be exercised to safeguard Confidential Information of the other Party.

11.2 The restrictions in this Agreement on use and disclosure of Confidential Information will not apply to information:

a. that becomes lawfully known or available to the receiving Party from a source other than the disclosing Party without breach of this Agreement;

b. that was already known to the receiving Party, as shown by written records, before its disclosure by the disclosing Party;

c. that is within, or falls within, the public domain without breach of this Agreement;

d. that is rightfully acquired by, or received by, the receiving Party from a third party without restriction on disclosure or use;

e. that is developed independently by the receiving Party without the use or consideration of, or reference to, Confidential Information; or

f. that is disclosed pursuant to the requirement or demand of a lawful governmental or judicial authority, but only to the extent required by operation of law, regulation or court order, and provided that the receiving Party gives written notice to the disclosing Party reasonably in advance of any disclosure to allow sufficient opportunity for the disclosing Party to object to and/or prevent such disclosure.

The receiving Party will have the burden of proof respecting any of the aforementioned events on which the receiving Party may rely as relieving it from the restrictions on disclosure or use of Confidential Information.

11.3 Confidential Agreement. The existence of this Agreement is considered strictly confidential. The specific terms of this Agreement, including the Patents and Licensed Technology involved and terms of the grant of license are confidential, and neither Party will disclose any specific terms of this Agreement to any third party without the express written consent of the other Party. SPINAL consents to the disclosure of this Agreement in matters related to K2M’s efforts to obtain financing.

11.4 Public Announcements. No publicity or public announcements concerning the existence of this Agreement, its terms, or the transactions it authorizes may be made except as mutually agreed by both Parties.

11.5 Injunctive Relief. If a Party breaches any of its obligations respecting confidentiality in Article 10, notwithstanding the dispute resolution process set out in Article 13 of this Agreement, without prior notice the other Party shall be entitled to seek equitable relief to protect its interests, including but not limited to injunctive relief, in any court of competent jurisdiction.

11.6 Survival of Confidentiality Obligations. The obligations respecting disclosure and use of Confidential Information will survive expiration or termination of this Agreement and will continue for a period of two (2) years after the date of expiration or termination, or the occurrence of any of the events recited in Section 10.2, whichever occurs first. After such time, the receiving Party will be relieved of all confidentiality obligations.

11.7 Prior Confidentiality Agreements. The obligations regarding the disclosure and use of Confidential Information recited herein apply to disclosures made after the execution date of this Agreement, and replace any previous agreements between the Parties with regard to the handling of Confidential Information.

12. DISPUTE RESOLUTION

12.1 Either Party may initiate the dispute resolution process of this section at any time by giving written notice to the other Party. The written notice shall: (i) describe the nature of the dispute, including if applicable any device and or patent(s) that are involved in the dispute, (ii) describe the initiating Party’s claim for relief, and (iii) provide the name, address, telephone, and fax numbers of one or more individuals with authority to settle the dispute on the initiating Party’s behalf.

12.2 Within thirty (30) days of receipt of a written notice of dispute, the parties shall meet and attempt to amicably resolve the dispute. One or more individuals of each Party with authority to settle the entirety of the dispute shall attend the initial meeting.

13. MISCELLANEOUS PROVISIONS

13.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the Commonwealth of Virginia, United States of America, without regard to conflict of law principles. Any controversy or dispute arising under this Agreement shall be subject to the exclusive jurisdiction and venue of a United States District Court within the Commonwealth of Virginia. Each of the Parties also submits itself to the exclusive jurisdiction and venue of such courts for the purpose of any such action. Each of the Parties also waives any defense of inconvenient forum to any action or proceeding so brought. Nothing in this Section 13.1 shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. The Parties specifically disclaim the UN Convention on Contracts for the International Sale of Goods. The prevailing Party in any action to enforce the terms of this Agreement shall be entitled to recover its reasonable attorney fees and costs.

13.2 Indemnity. SPINAL shall indemnify, defend and hold harmless K2M and each of its officers, directors, employees, and shareholders from any and all demands, claims, actions or causes of action, assessments, judgments, losses, damages, liabilities, fines or levies, interest and penalties, costs and expenses, resulting from or arising out of any and all acts or omissions of SPINAL, or anyone directly or indirectly employed by, associated with, or acting on behalf of SPINAL, related to: (a) SPINAL’s breach of, or performance or non-performance under, this Agreement; (b) activities that involve or relate to the exercise of any rights granted by SPINAL under this Agreement; (c) any use or sale of Royalty Bearing Devices prior to the existence of this Agreement; or (d) other gross negligence or intentional misconduct of SPINAL. In the event that SPINAL assumes the defense of K2M in accordance with this section, K2M is entitled to participate in the defense of its interests, including participation in any proceeding or settlement discussions. K2M agrees that it will not settle any action commenced against it related to the Patents in a manner that is prejudicial to any of SPINAL’s rights related to the Patents without the SPINAL’s prior written consent.

13.3 K2M shall indemnify, defend and hold harmless SPINAL and each of its officers, directors, employees, and shareholders from any and all demands, claims, actions or causes of action, assessments, judgments, losses, damages, liabilities, fines or levies, interest and penalties, costs and expenses (“Indemnifiable Losses”), resulting from or arising out of any and all acts or omissions of K2M, or anyone directly or indirectly employed by, associated with, or acting on behalf of K2M, related to: (a) the use of any Royalty Bearing Device(s) in a manner for which it was not designed or intended to be used; or (b) other gross negligence or intentional misconduct of K2M, except to the extent in any of the foregoing cases that the Indemnifiable Losses are caused in whole or in part by the gross negligence or intentional misconduct of SPINAL. SPINAL agrees that it will not settle any action commenced by or against it related to the Patents, the Royalty Bearing Devices or the Technology in a manner that is prejudicial to any of the rights related to the Patents, the Royalty Bearing Devices or the Technology without the K2M’s prior written consent.

13.4 Limitation of Liability. EXCEPT AS PROVIDED OTHERWISE HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, THE PATENTS, THE KNOW-HOW, THE TECHNOLOGY, THE MARKS, THE ROYALTY BEARING DEVICE(S), WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

13.5 Insurance. K2M agrees to maintain product liability and commercial general liability insurance, if any, at such amounts and with such carriers as it deems commercially reasonable.

13.6 Relationship of the Parties. Except as specifically provided herein, neither Party shall act or represent or hold itself out as having authority to act as an agent or partner of the other Party, or in any way bind or commit the other Party to any obligations. Any such act will create separate liability in the Party so acting to any and all third parties affected thereby. Except where specifically provided in this Agreement, the rights, duties, obligations and liabilities of the Parties shall be several and not joint or collective, and nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement.

13.7 Currency. All payments required by this Agreement shall be remitted in United States currency.

13.8 Force Majeure. No Party shall be liable to the other for any failure or delay in performing obligations set forth in this Agreement, and no Party shall be deemed in breach of its obligations, if such failure or delay is caused by events, occurrences or causes beyond the reasonable control of the Party. Such events include national disasters, acts of God, strikes, lockouts, riots, acts of war, earthquakes, floods, and fire. The inability to meet financial obligations is expressly excluded.

13.9 Assignment. SPINAL shall not divest itself of ownership of the Patents and Patent Application without prior written notice to K2M and subsequent approval by K2M of such divestiture; such approval by K2M not being unreasonably withheld. Neither this Agreement nor any of the rights, privileges, obligations, or benefits conferred by this Agreement are assignable or transferable, except: (i) where prior written consent of the other Party is obtained, or (ii) the assignment or transfer is part of the acquisition, whether by purchase, merger, or operation of law, of substantially all of the assets of the Party or any entity that owns or controls the Party, on condition that the assignee or transferee has executed and delivered a written agreement undertaking all of the duties and obligations of the assignor or transferor under this Agreement or (iii) where the assignment is to an Affiliate of either SPINAL or K2M, or (iv) where the assignment is due to operation of law.

13.10 Notice. All communications, notices and exchanges of information shall be in writing and shall be deemed properly given: (i) when personally delivered, (ii) three (3) calendar days after a Party delivers it to an established courier service, with fees prepaid, addressed to the other Party at the address set forth in this section, or (iii) twenty-four (24) hours after a Party transmits it by facsimile, to the fax number and address of the other Party set forth in this section:

SPINAL:	Spinal LLC 1517 Coining Drive Toledo, Ohio 43612

Attention: John Hammill Fax: (419) 720-3600

K2M:	K2M, LLC 751 Miller Road Leesburg, VA 20175 Attn: President Fax:

Each Party will have the right to change its address by giving at least eleven (11) days’ prior written notice of its new address to the other Party.

13.11 Entire Agreement. This Agreement constitutes the entire Agreement of the Parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements or understandings between SPINAL and K2M.

13.12 No Modification. This Agreement may be changed only by a writing signed by each Party.

13.13 Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement and all other provisions shall remain in full force and effect.

13.14 Headings. Headings in this Agreement are included for ease of reference only and have no legal effect.

13.15 No Strict Construction. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction against either Party shall apply to any term or condition of this Agreement.

13.16 Export Restrictions. This Agreement is subject to any law, regulation, order or other restriction on the export or re-export of any Royalty Bearing Device(s) or Technology that is the subject matter of this Agreement as may be imposed from time to time by governments of the United States or any other country, or any agency thereof. Neither Party shall knowingly export or re-export or cause to be exported or re-exported, directly or indirectly, any Royalty Bearing Device(s) or Technology under this Agreement to any country for which the United States government or any other government, or any agency thereof, requires an export license or other government approval at the time of such export without first obtaining any required license or approval.

13.17 Waiver and Survival. In the event that either Party, on any occasion, fails to enforce any provision of this Agreement, including those affecting termination, that failure shall not be deemed a waiver of that Party’s right to enforce its rights at any later time and shall not prevent enforcement of any of that Party’s other rights on any other occasion.

13.18 K2M’s Retained Rights. The license and rights granted under Article 2 shall be deemed licenses of “intellectual property” for purposes of United States Code, Title 11, Section 365(n). In the event of SPINAL’s bankruptcy and a subsequent rejection or disclaimer of this Agreement by a bankruptcy trustee or by SPINAL as a debtor-in-possession, whether under the laws of the United States or elsewhere, or in the event of a similar action under applicable law, K2M may elect to retain its license rights, subject to and in accordance with the provisions of the United States Code, Title 11, Section 365(n) or other applicable law.

13.19 Further Assurance. Bach of the parties will execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions of and the transactions contemplated by this Agreement.

13.20 Authority of Signatories. Each person executing this Agreement individually and personally represents and warrants that he is duly authorized to execute and deliver this Agreement on behalf of the entity for which he or she is signing, and that this Agreement is binding upon the entity in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

SPINAL, LLC	K2 MEDICAL, LLC

/s/ John E Hammill Sr	/s/ Eric Major
By	By

John E Hammill Sr	Eric Major
Printed Name	Printed Name

CEO	CEO
Title, Duly Authorized	Title, Duly Authorized

EXHIBIT A

PATENTS

U.S. Patent Registration Number 5,683,392, Entitled “Multiplanar Locking Mechanism for Bone Fixation”, issued November 4, 1997;

U.S. Patent Registration Number 6,413,258, Entitled “Rod to Rod Coupler”, issued July 2, 2002; and

U.S. Patent Application Number 11/701,349, Entitled “Bone Fixation System with Low Profile Fastener”, filed November 3, 2003.

EXHIBIT B

TRADEMARKS

OVATION™

VERSALINKTM

EXHIBIT C — INVENTORY